As filed with the Securities and Exchange Commission on May 22, 2026

Registration No. 333-159420

Registration No. 333-161258

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

REGISTRATION STATEMENT ON FORM S-8
UNDER
THE SECURITIES ACT OF 1933

AVALONBAY COMMUNITIES, INC.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	77-0404318 (I.R.S. Employer Identification No.)

4040 Wilson Blvd., Suite 1000
Arlington, Virginia 22203
(Address of Principal Executive Offices) (Zip Code)

AvalonBay Communities, Inc. 2009 Stock Option and Incentive Plan

(Full title of the plan)

Benjamin W. Schall
Chief Executive Officer and President
AvalonBay Communities, Inc.
4040 Wilson Blvd., Suite 1000
Arlington, VA 22203

(Name and Address of Agent For Service)

(703) 329-6300

(Telephone number, including area code, of agent for service)

With a copy to:
Audrey S. Leigh William T. Goldberg Goodwin Procter LLP 620 Eighth Avenue New York, New York 10018 (212) 813-8800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

AvalonBay Communities, Inc. (the “Company” or “AvalonBay”) is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement (this “Post-Effective Amendment”) to deregister certain securities originally registered by the Company pursuant to its Registration Statements on Form S-8 filed with the Securities and Exchange Commission on May 22, 2009 and August 11, 2009 (Registration Statements Nos. 333-159420 and 333-161258, and together referred to herein as the “Prior Registration Statements”) with respect to the Company’s shares of common stock, $0.01 par value per share (the “Common Stock”), thereby registered for offer or sale pursuant to the AvalonBay Communities, Inc. 2009 Stock Option and Incentive Plan (the “2009 Plan”). The Prior Registration Statements initially registered up to 8,065,397 shares of Common Stock with respect to the 2009 Plan.

The Company has since adopted a subsequent equity incentive plan, the AvalonBay Communities, Inc. 2026 Equity Incentive Plan (the “2026 Plan”), which replaced the 2009 Plan as of May 20, 2026, the date the Company’s stockholders approved the 2026 Plan. No future awards will be made under the 2009 Plan. This Post-Effective Amendment is being filed solely to deregister the shares of Common Stock registered under the Prior Registration Statements that remained available for awards under the 2009 Plan as of May 20, 2026. Such shares of Common Stock are hereby deregistered under the Prior Registration Statements. Except to the extent specified above, the Prior Registration Statements are not amended or otherwise affected by this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, AvalonBay certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington, State of Virginia, on this 22nd day of May, 2026.

AvalonBay Communities, Inc.

Date: May 22, 2026	By:	/s/ BENJAMIN W. SCHALL
Benjamin W. Schall, Director, Chief Executive Officer and President (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities set forth below and on the dates indicated:

Date: May 22, 2026	By:	/s/ BENJAMIN W. SCHALL
Benjamin W. Schall, Director, Chief Executive Officer and President (Principal Executive Officer)

Date: May 22, 2026	By:	/s/ KEVIN P. O’SHEA
Kevin P. O’Shea, Chief Financial Officer (Principal Financial Officer)

Date: May 22, 2026	By:	/s/ SEAN T. WILLSON
Sean T. Willson, Senior Vice President, Corporate Controller (Principal Accounting Officer)

Date: May 22, 2026	By:	/s/ TIMOTHY J. NAUGHTON
Timothy J. Naughton, Chairman of the Board

Date: May 22, 2026	By:	/s/ GLYN F. AEPPEL
Glyn F. Aeppel, Director

Date: May 22, 2026	By:	/s/ TERRY S. BROWN
Terry S. Brown, Director

Date: May 22, 2026	By:	/s/ CONOR C. FLYNN
Conor C. Flynn, Director

Date: May 22, 2026	By:	/s/ RONALD L. HAVNER, JR.
Ronald L. Havner, Jr., Director

Date: May 22, 2026	By:	/s/ STEPHEN P. HILLS
Stephen P. Hills, Director

Date: May 22, 2026	By:	/s/ CHRISTOPHER B. HOWARD
Christopher B. Howard, Director

Date: May 22, 2026	By:	/s/ RICHARD J. LIEB
Richard J. Lieb, Director

Date: May 22, 2026	By:	/s/ NNENNA LYNCH
Nnenna Lynch, Director

Date: May 22, 2026	By:	/s/ CHARLES E. MUELLER, JR.
Charles E. Mueller, Jr., Director

Date: May 22, 2026	By:	/s/ SUSAN SWANEZY
Susan Swanezy, Director